August 12, 1999



Office of The Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re: One World Online.com, Inc.
       File No. 33-16757
       Form 8-K/A

Ladies and Gentlemen:

On July 12, 1999, we were engaged as principal accountants for One World Online.com, Inc. We have read One World Online.com, Inc.'s statement included under the fourth paragraph of Item 4 of its Form 8-K/A dated June 29, 1999, and we agree with such statement, except that we are not in a position to agree or disagree with One World Online.com, Inc.'s statement in third paragraph of Item 4.

                                                     Sincerely,



                                                     TANNER + CO.